Exhibit 10.24

JOINT VENTURE AGREEMENT

This Joint Venture Agreement (this “Agreement” or the “JVA”) is made on this 25th day of February, 2002, by and among:

VAXGEN, INC. a company duly organized and existing under the laws of the State of Delaware, USA, and having its registered office at 1000 Marina Boulevard, Brisbane, California, U.S.A. (“VaxGen”);

NEXOL BIOTECH CO., LTD., a company duly organized and existing under the laws of the Republic of Korea, and having its registered office at Samwhan Camus Bldg., Suite 300, 17-3, Yoido-dong, Youngdeungpo-ku, Seoul, Korea (“Nexol”);

NEXOL CO., LTD., a company duly organized and existing under the laws of the Republic of Korea, and having its registered office at Samwhan Camus Bldg., Suite 300, 17-3, Yoido-dong, Youngdeungpo-ku , Seoul, Korea (“Nexol Co”);

KOREA TOBACCO & GINSENG CORPORATION, a company organized and existing under the laws of the Republic of Korea, and having its registered office at 100, Pyungchon-dong, Daeduk-gu, Daejon, Republic of Korea (“KT&G”); and

J. STEPHEN & COMPANY VENTURES LTD., a company duly organized and existing under the laws of the Republic of Korea, and having its registered office at 23rd Floor, City Air Tower, Samsung- Dong, Kangnam-ku, Seoul, Korea (“JS”).

(VaxGen, Nexol, Nexol Co, KT&G and JS shall individually be referred to as a “Party” and collectively as the “Parties”.)

WHEREAS:

(A)	The Parties desire to construct and operate a facility in Korea that will use cell culture technology licensed from VaxGen for the manufacture of a number of pharmaceutical products including, without limitation, AIDSVAX, an HIV vaccine using certain technology licensed to VaxGen from Genentech, Inc. (“Genentech”), a U.S. corporation.

(B)	The Parties executed a Memorandum of Understanding on October 19, 2001, wherein they expressed their intention to establish a joint venture company in Koreawhich will construct and operate such facility, manufacture AIDSVAX and other pharmaceutical products, and carry out certain related product improvement and development projects under terms and conditions to be agreed by the Parties.

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(C)	VaxGen executed a Land Purchase Agreement with Incheon City on February 25, 2002, pursuant to which VaxGen shall cause the JVC, which is defined below, to purchase from Incheon City certain land located in Incheon City for the purpose of establishing the manufacturing facilities for the production of AIDSVAX and other products as the JVC shall manufacture.

(D)	The Parties enter into this Agreement to set out the terms governing their investment in the JVC and their relationship as shareholders in the JVC.

Now, therefore, it is agreed as follows:

ARTICLE 1 DEFINITIONS

In this Agreement, unless otherwise clearly indicated by the context, the following expressions shall have the following meanings:

1.1	An “Affiliate” of a Party shall mean any corporation, association, or other entity which, directly or indirectly, controls the Party or is controlled by the Party or is under common control with the Party, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of an entity through the ownership of voting securities or otherwise, including, without limitation, having the power to elect a majority of the board of directors or other governing body of such entity.

1.2	“Common Shares” shall mean the common shares issued by the JVC to VaxGen pursuant to Article 4.2 (a) (i) of this Agreement.

1.3	“Contribution Agreement” shall mean the agreement to be entered into by and among Parties hereto in accordance with Article 4.2 (a) (i).

1.4	“Government Approval” of any action to be taken by any Party or by the JVC herein shall mean such approval of or confirmation or consent to said action, together with such licenses, permits, or other permissions reasonably required for said action, all as the statutes, decrees, regulations, and rulings of governmental authority (collectively “Legal Authority”) within Korea may require to be obtained in connection with said action from such governmental authority or from political subdivisions thereof. Whenever any form of the phrase “Government Approval” is used herein, it shall be interpreted and construed to include the requirement that such approval be in form and substance acceptable to the Parties hereto.

1.5	“JVC” shall mean the joint venture company to be formed pursuant to Article 2 of this Agreement.

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1.6	“Preferred Shares” shall mean the preferred shares issued by the JVC to the non-VaxGen shareholders pursuant to Articles 4.2 and 4.6 of this Agreement.

1.7	“Shares” shall mean the Common Shares and the Preferred Shares issued by the JVC.

1.8	“Transaction Documents” shall mean such documents and agreements as are reasonably necessary in order to give effect to the purpose of this Agreement, including, but not limited to, the documents and agreements referred to in Articles 2.2, 3.1, and 4.2 of this Agreement.

1.9	“Technology” shall mean the Licensed Know-How and Licensed Patent Rights as defined in both the License Agreement and the Sub-License Agreement defined in Article 3.1 of this Agreement.

ARTICLE 2 COMPANY TO BE INCORPORATED

2.1	The Parties shall incorporate under the laws of the Republic of Korea, promptly after receipt of the Government Approvals for the in-kind investment by VaxGen, a joint stock company (chusik hoesa) named in Korean “Chusik Hoesa Celltrion” and in English “Celltrion, Inc.” (hereinafter referred to as the “JVC”).

2.2	The Parties shall adopt Articles of Incorporation for the JVC that are substantially similar in form and substance to the draft attached in Exhibit 1 hereto prior to investment by VaxGen and KT&G as set forth in Article 4.2 (a) (i) and Article 4.2 (a) (iii), respectively, and shall approve internal regulations as necessary in conformity with the terms and conditions of this Agreement. If any discrepancy is found between this Agreement and the JVC’s Articles of Incorporation and internal regulations, the Parties shall amend the Articles of Incorporation and internal regulations to be consistent with this Agreement. The Agreement shall control and prevail prior to the time that the relevant amendment to the Articles of Incorporation and/or internal regulations is effective.

2.3	The duration of the JVC shall be perpetual subject to the provisions of this Agreement.

2.4	The purpose of the JVC will be to engage in the following business activities:

(a)	the manufacture and sale of pharmaceutical products using cell culture technology, including but not limited to AIDSVAX;

(b)	research and development with respect to AIDSVAX and other products; and

(c)	any and all acts, things, business and activities which are related, incidental or conducive, directly or indirectly, to the attainment of the foregoing objectives.

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ARTICLE 3 TRANSACTION DOCUMENTS

3.1	As soon as practically possible, but no later than within sixty (60) days after the execution of this Agreement unless otherwise extended by the mutual agreement among the Parties, the Parties shall cause the JVC to enter into, the Transaction Documents with the relevant parties, including, but not limited to:

(a)	a supply agreement with VaxGen, specifying the terms and conditions of the supply of the Products to VaxGen, as defined therein and during the term provided therein, substantially similar in form and substance to the draft attached hereto as Exhibit 2 (“Supply Agreement”);

(b)	a technology license agreement with VaxGen, specifying the terms and conditions of the license of certain technology by VaxGen to the JVC, substantially similar in form and substance to the draft attached hereto as Exhibit 3 (“License Agreement”);

(c)	a sub-license agreement with VaxGen, specifying the terms and conditions of the sub-license to the JVC by VaxGen of certain technology licensed to VaxGen by Genentech relating to the manufacture of AIDSVAX and Vaccine (as defined therein), substantially similar in form and substance to the draft attached hereto as Exhibit 4 (“Sub-License Agreement”); and

(d)	an assignment agreement with VaxGen, specifying the terms and conditions by which the JVC shall assume VaxGen's rights and obligations under the Land Purchase and Sale Agreement with Incheon Metropolitan City Government entered into on February 25, 2002, substantially similar in form and substance to the draft attached hereto as Exhibit 5 (“Assignment Agreement”).

ARTICLE 4 CAPITAL CONTRIBUTION

4.1	The total capitalization of the JVC during its lifetime shall be not less than US $80 million and not more than US $120 million, which amount may be adjusted by mutual agreement of the shareholders and board of directors of the JVC, in accordance with the then-existing circumstances. Upon the agreement among the Parties, additional investors shall be invited, as necessary, at the appropriate time to satisfy the financing needs of the JVC.

4.2	Unless otherwise agreed upon by all the Parties, the capitalization of the JVC for the first five (5) years from its incorporation shall be effected in several stages, as follows:

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(a)	Upon incorporation of the JVC, and taking place within thirty (30) days from the execution of this Agreement:
(i)	VaxGen shall make an in-kind contribution of Technology to the JVC in accordance with the Contribution Agreement, which has been entered into on the same date as this Agreement by and among the Parties hereto, in form and substance substantially similar to the document attached hereto as Exhibit 7, in return for 7,800,000 common shares (“Common Shares”) in the JVC, with each Common Share having a par value of 5,000Won per share.

(ii)	Nexol shall invest 13,000,000,000 Won (equivalent to US $10 million at the exchange rate of 1300 Won per USD) in cash in the JVC in return for 2,600,000 preferred shares in the JVC, issued pursuant to the terms specified in Article 4.6 below (“Preferred Shares”), with each Preferred Share having a par value of 5,000 Won per share.

(iii)	KT&G shall invest 13,000,000,000 Won (equivalent to US $10 million at the exchange rate of 1300 Won per USD) in cash in the JVC, in return for 2,600,000 Preferred Shares.

(iv)	JS shall invest 9,750,000,000 Won (equivalent to US $7.5 million at the exchange rate of 1300 Won per USD) in cash in the JVC, in return for 1,950,000 Preferred Shares.

(b)	Within ninety (90) days from the execution of this Agreement, but earlier than the additional cash investment as contemplated in paragraph (c) of this Article 4.2, Nexol Co shall invest 2,600,000,000 Won (equivalent to US $2 million at the exchange rate of 1300 Won per USD) in cash in the JVC, in return for 520,000 Preferred Shares.

(c)	No later than one hundred twenty (120) days from the date of execution of this Agreement, but prior to the investment under Paragraph (d) hereinbelow, KT&G and JS shall make additional cash investments in the JVC as follows:

(i)	KT&G shall invest 6,500,000,000 Won (equivalent to US $5 million at the rate of 1300 Won per USD) in return for 260,000 Preferred Shares to be newly issued by the JVC at the premium price of 25,000 Won per share.

(ii)	JS shall invest 9,750,000,000 Won (equivalent to US $7.5 million at the exchange rate of 1300 Won per USD)in return for 390,000 Preferred Shares to be newly issued by the JVC at the premium price of 25,000 Won per shares.

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(d)	Within one hundred twenty (120) days from the execution of this Agreement, Nexol or any parties invited by Nexol and/or Nexol Co shall invest a total of 6,500,000,000 Won (equivalent to US $5 million at the exchange rate of 1,300 per USD) in the JVC in return for 260,000 Preferred Shares, and within one hundred fifty (150) days from the execution of this Agreement, the JVC shall invite other investors (“Other Investors”) to invest a total of 6,500,000,000 Won (equivalent to US $5 million at the exchange rate of 1300 per USD) in the JVC in return for 260,000 Preferred Shares, to be newly issued by the JVC at the premium price of 25,000 Won per share (i.e., five times Par Value as defined in Article 4.5). All shareholders of the JVC shall be entitled to the right of first refusal to subscribe to these new Preferred Shares to be issued under this paragraph, and in the event two or more Parties desire to subscribe to and pay for these Preferred Shares, the JVC shall issue the Preferred Shares in proportion to the relative equity holding of each Party as of such subscription date; provided, however, that in the event that no Party or Other Investors are willing to invest the specified amount in the JVC, then Nexol (by itself or through its Affiliates) shall invest the specified amount in the same manner as described in this paragraph.

(e)	As soon as practically possible after the U.S. Food and Drug Administration (“U.S. FDA”) approves AIDSVAX, the JVC shall invite additional other investors (“Additional Other Investors”) to altogether invest not less than 39,000,000,000 Won but not more than 52,000,000,000 Won (equivalent to approximately US $30 million to US $40 million) in the JVC in return for the corresponding number of Preferred Shares to be newly issued by the JVC at the premium price of at least 50,000 Won per share (i.e., ten times Par Value). All shareholders of the JVC shall be entitled to the right of the first refusal to subscribe to these new Preferred Shares to be issued under this paragraph, and in case two or more Parties want to subscribe to and pay for these Preferred Shares, the JVC shall issue the Preferred Shares in proportion to the relative equity holding of each Party as of such subscription date; provided, however, that in the event that no Party or Additional Other Investors are willing to invest such amount in the JVC, the Parties shall discuss alternative financing.

4.3	In the event that, with respect to any cash or in kind contribution by any of the Parties provided for in Article 4.2 above, the Won-USD exchange rate on the date of contribution deviates from 1300 Won per USD by 5% or more, the amount of the contribution shall be adjusted to equal the Korean Won equivalent of the contribution expressed in USD and indicated in parentheses in Article 4.2 above, that results from applying the telegraphic transfer dollar buying rate prevailing at the Korea Exchange Bank on the date of the contribution.

4.4	Any funds required by the JVC beyond the capital referred to in Article 4.2 of this Agreement shall be obtained through debt financing by the JVC as set forth in Article 9.6 hereof without recourse to the Parties. Except as otherwise agreed upon by the Parties, no Party shall be obligated to contribute any cash or property to the JVC or extend any financial assistance to the JVC.

4.5	Unless otherwise agreed upon by the Parties, the Parties shall cause the JVC to be allowed to issue only two types of shares throughout the term of this Agreement, common shares and preferred shares. All the common shares and the preferred shares issued by the JVC shall have a par value of 5,000 Won per share (“Par Value”).

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4.6	The Preferred Shares to be issued by the JVC under this Article shall have the following features and/or be subject to the following terms:

(a)	Dividend Preference: Holders of the Preferred Shares shall be entitled to receive dividends at the rate of one hundred percent (100%) of the Par Value during the Preferred Dividend Term as defined in Section 4.6 (d) below.

(b)	Immediate Participation: Holders of the Preferred Shares shall be entitled to participate in the JVC’s profits beyond the amount of the Dividend Preference in the form of “Immediate Participation” (as opposed to simple participation). Accordingly, the holders of the Preferred Shares shall participate pro-rata with the holders of Common Shares in all distributed profits remaining after the preferred dividend is paid.

(c)	Cumulative: The holders of the Preferred Shares shall be entitled to the dividend preference on a cumulative basis so that any preferred dividend not paid in a given year will be forwarded to succeeding years as an outstanding obligation of the JVC until paid off. The JVC shall pay off these accrued dividends in the following order:

(i)	the arrearage of preferred dividends,

(ii)	preferred dividends for the current year, and

(iii)	dividends to all shareholders.

(d)	Convertible: All the Preferred Shares shall be converted into Common Shares upon the occurrence of the earlier of the following events or dates: (i) the Supply Agreement is terminated in accordance with the terms thereof or (ii) the end of the thirteenth (13th) fiscal year of the JVC. For the purpose of this Agreement, the period from the incorporation of the JVC to the last day prior to such conversion shall be referred to as the “Preferred Dividend Term".

(e)	Voting: The holders of the Preferred Shares shall be entitled to the same voting rights as are given to the holders of Common Shares.

4.7	Notwithstanding the JVC's dividend obligations or any other provision set forth herein, the JVC shall maintain sufficient cash flow to purchase that certain land identified in the Land Purchase Agreement pursuant to the terms thereof.

4.8	During the term of the Agreement, each stock certificate issued hereunder will bear the following words:

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“Transfer of the shares of stock represented by this certificate is restricted subject to the Joint Venture Agreement dated February 25, 2002, among VaxGen, Inc., Nexol Biotech Co., Ltd., Nexol Co., Ltd., Korea Tobacco &Ginseng Corporation and J. Stephen &Company Ventures Ltd., a copy of which is on file at the principal office of the Company in Incheon, Korea.”

ARTICLE 5 CONDITIONS TO INVESTMENT

5.1	The investment by the Parties in the JVC shall be subject to the satisfaction of the following conditions:

(a)	TheLand Purchase Agreement shall have been entered into by VaxGen and Incheon Metropolitan City Government on the same date as this Agreement and on the terms and conditions satisfactory to the Parties to the JVA in connection withthe purchase by the JVC of certain land in the Songdo New City, which is where the JVC and its manufacturing plant is to be located.

(b)	All necessary Government Approvals for the in-kind contribution by VaxGen as provided for in this JVA and the Contribution Agreement have been obtained.

(c)	An appraisal undertaken of the value of the Technology to be licensed by VaxGen to the JVC shall result in a valuation of no less than 39 billion Won (equivalent to US $30 million), and the relevant court shall have affirmed that the value of the Technology, as appraised through the appraisal procedures provided for in the Korean Commercial Code, corresponds to the value of the Common Shares to be issued to VaxGen pursuant to Article 4.2 (a) (i) hereunder.

(d)	The Parties shall have executed (or, where the JVC is a party, finalized for subsequent execution) all the documents and agreements necessary to implement the transactions contemplated in this JVA including, but not limited to, the Transaction Documents.

(e)	Approval shall have been obtained from the respective Boards of Directors of the Parties for the transactions contemplated in this Agreement.

(f)	The investments by KT&G in the JVC under Article 4.2 (a) shall be subject to the satisfaction of the condition that Nexol and JS shall have made their respective investments in the JVC under Article 4.2 (a) in full as provided in the JVA at least one day prior to KT&G’s respective investment.

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ARTICLE 6 TRANSFER OF SHARES

6.1	Except as permitted by this Article 6 or with the prior written consent of all of the other Parties, no Party shall:

(a)	transfer any Shares;

(b)	grant, declare, create or dispose of any right or interest in any Shares; or

(c)	create or permit to exist any pledge, lien, fixed or floating charge or other encumbrance over any Shares.

6.2	From the date of this Agreement until five (5) years thereafter (“Initial Period”), no Party shall transfer any Shares. After the expiration of said Initial Period, and with respect to the transfer of shares under Section 6.3 of this Agreement, a Party may transfer its Shares if all of the following conditions are satisfied:

(a)	the receipt by the other Parties (“Continuing Parties”) of an accession agreement executed by the transferee of such Shares;

(b)	any loans (or the relevant part thereof (being in proportion to the shareholding ratio proportion of the selling Party prior to such transfer)) owing at that time by the JVC to the Party wishing to sell its Shares (“Seller”) shall first have been assigned to, or equivalent financing made available by, the transferee of such Shares;

(c)	any obligations of any Seller (or the relevant part thereof (being in proportion to the shareholding ratio prior to such transfer)) under any guarantees and/or indemnities to third parties in relation to the JVC’s business or in respect of loans which have not yet been advanced to the JVC shall first have been assumed by the transferee of such Shares; and

(c)	the terms of Article 6.4 below.

6.3	Notwithstanding the prohibition on transfer of Shares during the Initial Period set forth in Article 6.2 above and all of the terms of Article 6.4 below, (i) any Party may sell up to one third of its Shares in the JVC to the extent that the sale of such Shares is between such Party and its Affiliate, its shareholders or its investors. In relation to this Paragraph, it is agreed and understood that Nexol and/or Nexol Co shall have the right to sell up to one third of the Shares of the JVC held by Nexol and Nexol Co. However, in no event shall such sale of the Shares by Nexol and/or Nexol Co be made in the open market to obtain higher proceeds. With respect to JS, JS shall have the right to sell its remaining Shares in the JVC even after the sale of its Shares pursuant to paragraph (i) hereinabove, but on condition that such sale will be subject to Article 6.4 hereinbelow.

6.4	In the event that, after the Initial Period, the Seller proposes to transfer its Shares to a proposed third party purchaser (“Third Party Purchaser”), VaxGen and the other Continuing Parties shall have a right of first refusal with respect to the Seller's Shares. For this purpose, no transfer of the Seller's Shares shall be made unless the following provisions are complied with in respect of such transfer:

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(a)	The Seller shall first give the other Parties (the “Offeree Parties”) a notice (“Transfer Notice”) of any proposed transfer together with details of the Third Party Purchaser, the purchase price and other material terms which the Seller and the Third Party Purchaser have agreed.

(b)	The Offeree Parties shall have thirty (30) days from the date of its receipt of the Transfer Notice to purchase all or a part of the Shares proposed to be sold by the Seller on the terms set forth in the Transfer Notice in proportion to their then existing shareholding ratio of the JVC;

(c)	In the event that any of the Offeree Parties elects not to purchase any or all such Shares during such thirty (30) day period in proportion to their then existing shareholding ratio of the JVC, such Offeree Party shall notify the other Offeree Parties, and the other Offeree Parties shall have thirty (30) days to purchase all or a part of the Shares proposed to be sold by Seller on the terms set forth in the Transfer Notice in proportion to their then existing shareholding ratio of the JVC;

(d)	In the event that all or a part of the Shares proposed to be sold by the Seller is not sold in accordance with Paragraph (a) through (c) above within the aggregate sixty (60) day period set forth above (“Option Period”), the Seller may sell such remaining Shares to the Third Party Purchaser on terms no less favorable to the Seller than those set forth in the Transfer Notice within sixty (60) days of the expiration of the Option Period. If such remaining Shares are not sold by the Seller within sixty (60) days after the expiration of the Option Period, then the right of the Seller to sell such Shares shall expire and the obligations of this Article 6.4 shall be reinstated.

6.5	Since damages arising from breach of the obligations under this Article 6 may be difficult to compute with precision, the Parties agree that any Party found to have sold or transferred any Shares in violation of the terms of this Article shall pay to the non-breaching Parties twice the value of the Shares transferred in violation of this Article (as appraised by a licensed appraisal company) or twice the consideration received for said Shares, whichever shall be greater. The Parties agree that such computation of damages is fair and reasonable. Application of this provision shall not prevent a Party hereto from enforcing its rights or augmenting its protection by such other remedies as may be available, including without limitation, injunctive relief.

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ARTICLE 7 CONTRIBUTION OF TECHNOLOGY

7.1	VaxGen shall contribute to the JVC, upon the incorporation of the JVC, the license to use the Technology in accordance with the Contribution Agreement which shall be entered into by the Parties on the same date as this Agreement. The Technology to be contributed to the JVC and the detailed terms for use of the Technology by the JVC shall be specified in the License Agreement and the Sub-License Agreement. The major terms of these agreements shall consist of: (i) a non-exclusive sub-license, under the patent rights and know-how licensed from Genentech relating to gp120, to manufacture AIDSVAX, (ii) an exclusive license in Korea under certain intellectual property owned by VaxGen, to manufacture AIDSVAX and other products as the JVC may choose to manufacture in the future (“Licenses”), (iii) such Technology as may be necessary for designing, constructing, operating and validating the manufacturing plant that will be used to manufacture AIDSVAX, and for the manufacture of AIDSVAX, including, but not limited to, technology for fermentation control and product isolation and processing and formulation, as expressly set forth in the License Agreement. The Parties agree that the contribution of the Technology shall be valued at 39,000,000,000 Won which is equivalent to approximately US $30 million. The above mentioned contribution shall be irrevocable during the term of the License Agreement, and the JVC shall have the right to register its rights to use the Licenses in Korea.

7.2	Under the terms of the License Agreement and the Sub-License Agreement, VaxGen shall provide to the JVC the relevant documents, materials, designs, data and other information necessary for the use of the Technology by the JVC and shall use its best efforts to arrange, to the extent reasonably necessary for the operation of the facility as contemplated by the Parties, for the employees of the JVC to receive continuing and ongoing professional training and education at VaxGen and elsewhere, and VaxGen shall dispatch its own technicians and specialists with appropriate experience and qualifications to the JVC to assist in the transfer and use of the Technology by the JVC for the manufacture of AIDSVAX.

7.3	In the event VaxGen fails to obtain results in its pending clinical trials which, in VaxGen's sole opinion, support further application for marketing approval by the U.S. FDA and other regulatory agencies, and if VaxGen fails to commit to develop a “second-generation”product incorporating AIDSVAX, then the Parties shall cause the Supply Agreement to terminate without further liability or obligation of the Parties to each other (excepting those provisions of the Supply Agreement which expressly survive termination). In such case, VaxGen shall arrange to have the JVC to be contracted as manufacturer and/or supplier of other products, including gp120 and similar products of VaxGen, and the Parties shall thereafter make their best efforts to contract for the JVC to manufacture other products, including those of Genentech.

7.4	VaxGen shall license, and shall make its best efforts to cause Genentech to license, to the JVC any new and developed technologies pertaining to the development and/or manufacture of AIDSVAX and other products, at no additional cost to the JVC.

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ARTICLE 8 ESTABLISHMENT OF PILOT PLANT

8.1	For the purpose of expediting the smooth and efficient transfer of the Technology, the Parties agree to cause the JVC to invest US $7 million in equity or debt no later than June 1, 2002, to be used for capital expenses related to the construction of a 2x500 liter-scale pilot manufacturing facility in South San Francisco, California (the “Pilot Plant”).

8.2	The $7 million capital would be used to capitalize a corporation (“Newco”) in which the JVC would initially be the sole shareholder, receiving 7 million shares of common stock at a price of US $1.00 per share. VaxGen will supervise the design and construction of the Pilot Plant and manage its operations.

8.3	VaxGen would be responsible for all costs of validation, operation, and licensure of the Pilot Plant through additional capital contributions to Newco; provided, however, that VaxGen shall have the right to suspend or terminate such commitment in the event that the outcome of the pending Phase III trials of AIDSVAX are unfavorable or in the event that regulatory approval of AIDSVAX is otherwise delayed or denied.

8.4	At the end of each calendar year, VaxGen shall document and certify to Newco the amount of its expenditures during such year directly related to such validation, operation, and licensure. Newco shall issue to VaxGen shares of Newco common stock, at a rate of one share for each US $1.00 so expended. VaxGen will ensure that Genentech transfers to the Pilot Plant the same technologies that are eventually to be transferred to the Incheon facility. The Pilot Plant would be used primarily as the launch facility for AIDSVAX and as a site at which to train employees of the JVC who would eventually be involved in production at the Incheon facility.

8.5	The Parties agree that the Pilot Plant’s first use priority shall be to: 1) support AIDSVAX process development and process validation for licensure of the vaccine; 2) expedite commercial licensure and launch of AIDSVAX; and 3) facilitate the transfer of AIDSVAX manufacturing technology from VaxGen to the JVC. Technology transfer will include on-site training of JVC personnel at the Pilot Plant. Even with first use priority being fully met, it is assumed that there will be some limited idle capacity in the plant over the coming years. Thus, the Parties further agree that procedures will be established to allow VaxGen to use such excess capacity, at VaxGen’s expense, for the development of new products. Similarly, the Parties further agree that procedures will be established to allow the JVC to use such excess capacity, at the JVC’s expense, for other needs such as contract manufacturing. Profits derived from any pilot plant manufacturing operations will be shared on the basis of ownership.

8.6	VaxGen shall have the right to purchase the interest of the JVC in Newco on terms to be agreed in good faith.

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8.7	The understanding in this Article 8 shall be incorporated into appropriate definitive agreements within ninety (90) days after the execution of the Transaction Documents.

ARTICLE 9
MANAGEMENT AND FINANCING OF JVC

The Parties undertake to secure that the administration of the JVC is effected in accordance with the provisions of this Article 9 in addition to the relevant provisions of the Articles of Incorporation of the JVC.

9.1	Board of Directors

(a)	The JVC shall be administered and managed by the Board of Directors (“Board”) which shall consist of five (5) directors, two of whom shall be nominated by VaxGen and one of whom shall each be nominated by Nexol, KT&G and JS. VaxGen shall be entitled to nominate two of the five directors for so long as it retains two-thirds or more of its initial shareholding as at incorporation. Each Party shall secure that the directors nominated by the other Parties are elected, removed or replaced as the other Parties may from time to time require; provided, however, that if such removal or replacement is without cause, the Party proposing the removal or replacement shall indemnify and hold the JVC and the other Parties harmless for any and all damages and other expenses that may arise from such action. In case the position of a director becomes vacant for any reason, the Parties shall cause their shares to be voted to elect a person nominated by the respective Party who nominated the director whose position has become vacant, and such successor shall fill the remaining term of the predecessor. In the event that there is any change in the shareholding ratios of the Parties of more than one-third of its initial shareholding as at incorporation, respectively, then each Party’s right to designate Directors shall be adjusted in proportion to each Party's shareholding ratio then in effect.

(b)	Meetings of the Board shall be called by the representative director (“Representative Director”), and notice of said meetings shall be given as set forth in the Articles of Incorporation of the JVC. The Representative Director shall serve as the presiding officer of all meetings of the Board of Directors. If the Representative Director is absent or fails to serve as Chairman of any meeting, one of the other directors nominated by VaxGen shall preside over the meeting.

(c)	The Board shall hold four regular meetings annually, once a quarter (“Regular Board Meetings”) and shall hold additional meetings as necessary (“Special Board Meetings”).

(d)	The quorum for transacting business at any Regular Board Meeting shall be a majority of directors of the JVC present in person or by video-conferencing, and the quorum for any Special Board Meeting shall require the presence of at least one director nominated by VaxGen.

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(e)	Except as otherwise provided in this Agreement or unless otherwise provided by applicable laws, the resolution of the Board at any meeting of the Board shall be adopted by an affirmative vote of a majority of the Directors represented at such meeting; provided, however, that the following matters shall be adopted by the Board with the unanimous votes of all the Directors:

(i)	Execution of a technology transfer related contract with any third party with a contract value in excess of US$ $1,000,000;

(ii)	Decision to make an investment in excess of US $1,000,000;

(iii)	Consenting to a director's transaction with the JVC;

(iv)	Deciding on matters relevant to the issuance of new shares and convertible debentures that are not governed by the Articles of Incorporation;

(v)	Authorizing the issuance of debentures;

(vi)	Acquisition or disposal of the JVC’s assets in excess of US $1,000,000, which amount shall be automatically increased as of January the 1st of each year in proportion to any increase in the Consumer Price Index as published by the Bank of Korea for the previous calendar year;

(vii)	Any capital expenditure or commitment thereof involving an amount in excess of US $1,000,000, which amount shall be automatically increased as of January the 1st of each year in proportion to any increase in the Consumer Price Index as published by the Bank of Korea for the previous calendar year;

(viii)	Lending or borrowing money in excess of 5 percent of the JVC’s annual turnover; and

(ix)	Adoption of a new business, abolishment of any of its businesses, merger or acquisition of all or a substantial portion of shares, assets or business of another company.

9.2	Representative Director

For so long as VaxGen holds two-thirds or more of its initial shareholding at incorporation, VaxGen shall be entitled to appoint the Representative Director of the JVC in its sole discretion, who shall represent the JVC and shall be in charge of the administration of all the daily business affairs of the JVC in accordance with the polices established by the Board and the shareholders.

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9.3	Statutory Auditor

The Parties shall cause the JVC to have one statutory auditor elected at a general meeting of shareholders of the JVC. VaxGen or other Parties shall be entitled to nominate the statutory auditor upon mutual agreement among the Parties.

9.4	General Meetings of Shareholders

(a)	The Parties shall cause the Board of Directors to decide the time and place for convening all general meetings of shareholders in accordance with Korean law and shall give notice to the shareholders thereof as set forth in the Articles of Incorporation of the JVC. The Representative Director shall serve as the presiding officer of general meetings of shareholders. If the Representative Director is absent or fails to so serve, one of the other directors nominated by VaxGen shall act as chair.

(b)	The Parties agree that the following matters shall require the affirmative vote of shareholders holding at least two-thirds of the total voting Shares represented at a general shareholder meeting, provided that the affirmative vote represents at least one-half of the total issued and outstanding Shares:

(i)	Amendment of the Articles of Incorporation;

(ii)	Merger, consolidation, sale or transfer of the whole or of an important part of the business or assets of the JVC, including the sale, transfer, or license of intellectual property other than in the ordinary course of business;

(iii)	Repurchase or redemption of equity securities, or payment of dividends or other distributions on equity securities, except as provided herein and except for repurchases of stock held by officers, employees, directors, or consultants of the Company pursuant to agreement approved by the Board of Directors;

(iv)	Dissolution, liquidation, recapitalization, or reorganization of the JVC;

(v)	Any fundamental change in the business or amendment to a business plan approved by the Board of Directors;

(vi)	Making, altering, or rescinding a contract for leasing the whole business, for giving authority to manage such business, or for sharing with another person all profits and losses;

(vii)	Assuming the entire business of another company in excess of US $1,000,000;

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(viii)	Entering into an agreement within two years of incorporation to acquire, for value equivalent to not less that one-twentieth of the capital of the JVC, property existing prior to its incorporation and intended to be continuously used for purposes of the business;

(ix)	Removal of a director or a statutory auditor or the representative director;

(x)	Issuance of Shares or any other shares of the JVC at a price less than Par Value; (xi) Reduction of paid-in capital;

(xii)	Continuation of the JVC after its dissolution or after it becomes dormant;

(xiii)	Share split;

(xiv)	Issuance of convertible bonds or bonds with warrants to those who are not shareholders of the company;

(xv)	Corporate split; and

(xvi)	Appointment of organizing committee members in the event of consolidation.

9.5	Management Planning and Accounting Systems

(a)	The Parties shall cause the JVC to adopt management planning and accounting systems as in use by VaxGen both in format and timetable to the extent feasible, given the requirements of Korean law and practice.

(b)	The Parties shall cause the JVC to retain sufficient cash reserves, as a priority, prior to the declaration of any dividends on any Shares or any other shares issued by the JVC, to purchase the land identified in the Land Purchase Agreement pursuant to the terms thereof and on the date identified therein.

(c)	The Parties agree to cause the books and records of the JVC to be audited at the end of each accounting year during the term of this Agreement by an accounting firm which shall be appointed by the shareholders from among reputable accounting firms with international affiliates (“Independent Auditor”).

(d)	The Parties shall cause the JVC to cause the Independent Auditor to provide the Parties on an annual basis with audited financial statements in Korean and English prepared in accordance with generally accepted accounting principle of Korea and of the U.S.A. and in a form acceptable to the Parties. The audited financial statements shall be final and binding on the Parties as to the revenue, costs, fees, expenses, losses and profits of the JVC, in the absence of manifest error or fraud.

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(e)	The Parties agree that the accounting year of the JVC shall be according to the calendar year; provided, however, that the first accounting year shall begin on the date on which the JVC is incorporated and shall end on the last day of December immediately following.

(f)	Each Party shall be entitled, at its own expense, to examine, or to appoint a firm of accountants to examine the books, records, and accounts to be kept by the JVC and to be supplied with all information in such form as the Board determines to keep it properly informed about the business and affairs of the JVC and generally to protect its interests as a shareholder.

(g)	The Parties shall cause the JVC to provide each Party with an unaudited semi-annual report as well as an unaudited quarterly report of the JVC.

9.6	Financing.

Within one hundred fifty (150) days from the execution of this Agreement, Nexol Co shall secure, on behalf of the JVC, a loan on competitive terms, from a bank in an amount equal to the Korean Won equivalent of approximately US $40 million; provided, however, that Nexol Co shall procure additional financing as necessary to accommodate funding of the Pilot Plant. Any other debt financing for the JVC shall be determined by the Board of Directors of the JVC.

ARTICLE 10 COMPENSATION

10.1	The Parties agree in principle that only the directors serving in a full time management capacity (“standing directors”) shall receive compensation from the JVC. The non-standing directors and statutory auditor shall not receive any compensation from the JVC, but they shall be reimbursed for such travel and other expenses as they may reasonably incur in the event the Representative Director calls a special meeting of the Board of Directors other than the annual meeting of the Board of Directors.

10.2	Salaries, bonuses and other emoluments of standing directors and employees of the JVC shall be reviewed annually by the Parties in consultation with the directors of the JVC, and the general practice current in Korea shall be taken into consideration.

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ARTICLE 11 EFFECTIVE DATE, DURATION AND TERMINATION

11.1	This Agreement shall not enter into effect until all Government Approvals for the in-kind investment by VaxGen have been obtained.

11.2	This Agreement shall continue in effect until terminated pursuant to the provisions of this Agreement or by mutual agreement of the Parties hereto. If any Party transfers all of its shares in the JVC in accordance with the terms and conditions of this Agreement, then all Parties shall be entitled to adequate continuing protection with respect to the proprietary information of said Party in any resulting termination agreement.

11.3	This Agreement shall be terminable forthwith by any Party upon sending written notice upon the occurrence of one or more of the following events:

(a)	if Government Approval of this Agreement has not been obtained within six months of the date this Agreement is executed by the Parties hereto or if any subsequent enactment of law or regulation or any subsequent act of governmental authority in Korea shall, in the reasonable opinion of such Party, (i) make performance of this Agreement impossible or unreasonably expensive or unreasonably difficult for such Party, (ii) alter the rights and obligations of the Parties from those agreed and contemplated by this Agreement, or (iii) interfere with the benefits contemplated herein to be received by such Party;

(b)	if any other Party shall commit a material breach of any of its obligations under this Agreement, which, if remediable, is not remedied within sixty (60) days from the giving of written notice requiring said breach to be remedied;

(c)	if any of the Transaction Documents is not duly executed within three (3) months of the incorporation of the JVC, or if all required confirmations, acceptances and consents of third parties and Government Approvals for the Transaction Documents, if necessary, are not obtained (in form and substance acceptable to the Parties) within three (3) months of the execution of the Transaction Documents;

(d)	if any other Party shall be or becomes incapable for a period of six (6) months of performing any of its said obligations under this Agreement because of force majeure as defined in Article 17 hereof; or

(e)	if any other Party (“Embarrassed Party”) or its creditors or any other eligible party shall file for said Embarrassed Party's liquidation, bankruptcy, reorganization, compulsory composition, or dissolution, or if the Embarrassed Party is unable to pay any debts as they become due, has explicitly or implicitly suspended payment of any debts as they became due (except debts contested in good faith), or if the creditors of the Embarrassed Party have taken over its management, or if the relevant financial institutions have suspended the Embarrassed Party's clearing house privileges, or if any material or significant part of the Embarrassed Party's undertaking, property, or assets shall be intervened in, expropriated, or confiscated by action of any government.

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11.4	If the License Agreement is terminated by VaxGen pursuant to Articles 9.2 and 9.3 therein, this Agreement shall be terminable forthwith by VaxGen sending written notice to such effect.

ARTICLE 12 CONSEQUENCES OF TERMINATION

12.1	Termination of this Agreement shall be without prejudice to the accrued rights and liabilities of the Parties at the date of termination, unless waived in writing by mutual agreement of the Parties.

12.2	Upon termination, each Party shall (at the request of the other Parties) take all steps necessary to ensure that the name of the JVC is immediately changed so that it no longer contains any reference to any company/corporation name, trade name, trademark or service mark then owned by the other Party or any of its Affiliates (other than the JVC), nor the Korean equivalent of any such name or mark.

12.3	In the event this Agreement is terminated by a Party (“Terminating Party”) in consequence of breach of this Agreement by any of the other Parties (“Breaching Party”), then

(a)	the Breaching Party shall discontinue use, cancel and return the Terminating Party's confidential and/or proprietary information, together with all reproductions and copies thereof and other written documents related thereto, retaining no reproductions or copies of or other written documents relating to said confidential and/or proprietary information; and

(b)	the Terminating Party shall enjoy (without prejudice to any right it may have to receive damages in consequence of breach of this Agreement) the right to secure, at the JVC's expense, an appraisal of the net worth of the JVC's shares from an internationally recognized firm of accountants on a going-concern basis, and the Terminating Party shall have either of the following rights, at its option, and the Breaching Party shall have the corresponding obligations:

(i)	to require the Breaching Party (and its Affiliates, if applicable) to sell all of its shares of the JVC to the Terminating Party at the value as thus appraised. In the event that there is more than one Terminating Party, then the Terminating Parties shall purchase such shares in proportion to their then current shareholding ratio; or

(ii)	to require the Breaching Party to purchase all or any portion of the shares of the Terminating Party at their value as thus appraised.

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(c)	A contract for the sale and purchase of shares shall be deemed to have been entered into upon the dispatch of written notice to the Breaching Party of the election of the Terminating Party to exercise the option given in Article 12.3 (b) above, and payment for the shares shall be due within sixty (60) days of the completion of the appraisal of the shares.

12.4	Notwithstanding anything to the contrary:

(a)	In the event that this Agreement is terminated by VaxGen in consequence of breach of this Agreement by any of the other Parties, then all of the Parties agree to cause the termination of the License Agreement and Sub-License Agreement, and the other Parties shall discontinue use, cancel and return, and shall cause the JVC to discontinue use, cancel and return VaxGen's confidential and/or proprietary information, together with all reproductions and copies thereof and other written documents related thereto, retaining no reproductions or copies of or other written documents relating to said confidential and/or proprietary information.

(b)	In the event that this Agreement is terminated by the other Parties in consequence of breach of the Agreement by VaxGen, the Parties agree that upon the termination of the Agreement for such reason, the Parties shall cause the termination of the Sub-License Agreement, but will not cause the termination of the License Agreement.

(c)	In the event that VaxGen and any other Parties other than the Breaching Party desire to continue this Agreement, the Sub-License Agreement and the License Agreement, then VaxGen and other Parties other than the Breaching Party, shall meet and discuss, in good faith, a possible solution for continuing those agreements.

12.5	If this Agreement is terminated for any reason other than breach of one of the Parties, then:

(a)	The Terminating Party shall have the right, by written notice, to require the other Parties to discontinue use, cancel, and return (and to cause the JVC to discontinue use, cancel, and return) the confidential and/or proprietary information, supplied by such Party giving the notice, together with all reproductions and copies thereof and other written documents related thereto, retaining no reproductions or copies of or other written documents relating to said confidential and/or proprietary information; provided, however, that if the Agreement is terminated by VaxGen, then the Parties agree to cause the termination of the Sub-License Agreement but not the License Agreement.

(b)	Upon written request from the Terminating Party, all Parties shall meet and negotiate in good faith in order to reach a mutually acceptable agreement concerning the ultimate disposition of their ownership rights in the JVC. However, should such an agreement not be achieved within ninety (90) days of such notice, then any of the Parties may secure, at the JVC’s expense, an appraisal of the net worth of the JVC’s shares from an internationally recognized firm of accountants on a going-concern basis, and the Terminating Party shall have either of the following rights, at its option, and the other Parties shall have corresponding obligations:

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(i)	to require the other Parties (and their Affiliates, if applicable) to sell all of their shares in the JVC to the Terminating Party or to any designee of the Terminating Party at the value as thus appraised; or

(ii)	the right to require the other Parties to purchase all or any portion of the shares of the Terminating Party and its Affiliates at the value as thus appraised.

(c)	In the event any non-Terminating Party fails to respond to the Terminating Party’s request, the contract for the sale or purchase of shares shall be deemed to have been entered into upon the lapse of thirty (30) days from the dispatch of written notice to the other Parties of the election of the Terminating Party to exercise the option given in Article 12.5 (b) hereof, and payment for the shares shall be due within sixty (60) days of the completion of the appraisal of the shares.

12.6	The rights of the Terminating Party provided in this Article 12 shall be cumulative to, and not exclusive of, other rights to which the Terminating Party is entitled at law and/or under this Agreement.

ARTICLE 13 DISPUTE RESOLUTION AND GOVERNING LAW

13.1	Any controversy or claim arising out of or in relation to this Agreement, or breach hereof, shall be finally settled by arbitration in Seoul, Korea if raised by VaxGen, and in California, U.S.A., if raised by any Party other than VaxGen.

(a)	The arbitration shall be conducted before three arbitrators in accordance with the Rules of Arbitration and Conciliation of the International Chamber of Commerce then in effect.

(b)	The Party or Parties requesting arbitration shall appoint one arbitrator and the other Parties in the position of defendant shall jointly appoint a second arbitrator within thirty (30) days after receipt of a demand for arbitration. The arbitrators shall be freely selected, and the Parties shall not be limited to any prescribed list. The two arbitrators thus appointed shall, within thirty (30) days after both shall have been appointed, appoint a third arbitrator, who shall not be a national of Korea or the U.S.A. and who shall preside over the arbitration proceedings.

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(c)	If any appointment required herein shall not be made within the prescribed time, then such appointment may be made by the President of the International Chamber of Commerce in Paris.

(d)	The proceedings shall be conducted in English, and all arbitrators shall be conversant in and have a thorough command of the English language.

(e)	The award of the arbitrators shall be final and conclusive. All Parties taking part in the arbitration shall be bound by the award rendered by the arbitrators and judgment thereon may be entered in any court of competent jurisdiction.

(f)	Notwithstanding any other provision of this Agreement, any Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the final decision or award of the arbitrators.

13.2	The validity, performance, construction and effect of this Agreement shall be governed by the substantive laws of the Republic of Korea.

ARTICLE 14 CONFIDENTIALITY

14.1	Except as required by law or as reasonably required in order to secure the financing contemplated herein, each Party agrees to maintain the confidentiality of all information and data relating to the other Parties’ business, including, without limitation, economic, financial and/or technical information, disclosed, directly or indirectly, or disclosed by visual inspection, and shall not disclose such information and data to a third party without the prior written consent of the other Parties; provided, however, that the preceding obligation shall not apply to information which:

(a)	was in the public domain at the time of disclosure; or

(b)	enters the public domain after the time of disclosure, without the receiving Party’s fault; or

(c)	was in the receiving Party’s possession at the time of disclosure as evidenced by such Party’s prior written documents; or

(d)	is required to be disclosed by law or order of the court, in which case, the receiving Party shall notify the other Parties of such statutory requirement or court order prior to the disclosure; or

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(e)	has been acquired from third parties which had not previously acquired it, directly or indirectly, from a disclosing Party, provided that such third parties are not and were not bound by a duty of confidentiality when making such disclosure to the receiving Party.

14.2	Each Party shall procure that its employees, advisers, and agents are bound by the confidentiality obligations on terms set out above.

ARTICLE 15 NON-WAIVER AND OTHER REMEDIES

15.1	Failure of any Party to insist upon the strict and punctual performance of any provision hereof shall not constitute waiver of nor estoppel against asserting the right to require such performance, nor shall a waiver or estoppel in one instance constitute a waiver or estoppel with respect to a later breach whether of similar nature or otherwise.

15.2	Nothing in this Agreement shall prevent a Party from enforcing its rights by such remedies as may be available in lieu of termination.

ARTICLE 16 UNENFORCEABLE TERMS

16.1	In the event any material term or provision of this Agreement shall for any reason be invalid, illegal or unenforceable in any respect, any Party materially and adversely affected thereby shall have the right either to terminate this Agreement by giving at least thirty (30) day’s prior written notice to the other Parties or to declare by such notice that such invalidity, illegality or unenforceability shall not affect any other term or provision hereof (“Declaration of Persistence”). If each Party shall make a Declaration of Persistence, this Agreement shall be interpreted and construed as if such term or provision, to the extent unenforceable, had never been contained herein, and such declaration shall be deemed to have been made unless notice of termination hereunder is given within three (3) months of a written request therefor from the other Parties.

16.2	The rights and obligations of Article 16.1 above shall apply mutatis mutandis, if any of the following events shall occur:

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(a)	the introduction of any legislation or regulation overriding the rights of the shareholders of the JVC to appoint, replace or remove the directors;

(b)	any restrictions or limitation being imposed upon the essential powers of the directors of the JVC to administer its business; or

(c)	the JVC being required to dispose (or otherwise being deprived) of its business or a substantial part thereof by governmental authority.

ARTICLE 17 FORCE MAJEURE

17.1	The failure or delay of any of the Parties hereto to perform any obligation under this Agreement solely by reason of acts of God, acts of government (except as otherwise enumerated herein), riots, wars, embargoes, strikes, lockouts, accidents in transportation, port congestion or other causes beyond its control (“force majeure”) shall not be deemed to be a breach of this Agreement; provided, however, that the Party so prevented from complying herewith shall not have procured such force majeure, shall have used reasonable diligence to avoid such force majeure and ameliorate its effects, and shall continue to take all actions within its power to comply as fully as reasonably possible with the terms of this Agreement.

17.2	Except where the nature of the event shall prevent it from doing so, the Party suffering such force majeure shall notify the other Parties in writing within fourteen (14) days after the occurrence of such force majeure and shall in every instance, to the extent reasonable and lawful under the circumstances, use its best efforts to remove or remedy such cause with all reasonable dispatch.

ARTICLE 18
DISCLAIMER OF AGENCY

This Agreement shall not be deemed to constitute any Party the agent of another Party hereto, nor shall it constitute the JVC an agent of any Party.

ARTICLE 19
ASSIGNABILITY

Except as otherwise provided herein, this Agreement and each and every covenant, term and condition hereof shall be binding upon and inure to the benefit of the Parties and their respective heirs, devisees and successors, but neither this Agreement nor any rights hereunder shall be assignable, directly or indirectly, by any Party hereto without the prior written consent of the other Parties of which consent shall not be unreasonably withheld; provided, however, that this Agreement shall be automatically assigned by any Party as a result of or pursuant to any merger or consolidation.

ARTICLE 20 NOTICE

20.1	All written notices, requests, demands, and other communications under this Agreement or in connection herewith shall be given by letter (delivered by hand, by air courier, or by registered air mail) or by cable, telex, or facsimile transmission confirmed by such a letter, which shall be addressed to the respective Parties as follows:

To: VaxGen Address: 1000 Marina Boulevard, Brisbane, California, U.S.A. Fax No: (650) 624-1001 Marked for the attention of: Dr. Lance Gordon

To: Nexol Address: Samwhan Camus Bldg., Suite 300, 17-3, Yoido-dong, Youngdeungpo-ku, Seoul, Korea Fax No: 82-2-2127-6995 Marked for the attention of: Mr. Keun-Kyung Lee

To: Nexol Co Address: Samwhan Camus Bldg., Suite 300, 17-3, Yoido-dong, Youngdeungpo-ku, Seoul, Korea Fax No: 82-2-2127-6998 Marked for the attention of: Mr. Hyoung-Ki Kim

To: KT&G Address: 100, Pyungchon-dong, Daeduk-gu, Daejon, Republic of Korea Fax No: 82-2-3404-4670 Marked for the attention of: Mr. Sang-Seock Kim

To: JS Address: 23rd Floor, City Air Tower, Samsung- Dong, Kangnam-ku, Seoul, Korea Fax No: 82-2-2016-6509 Marked for the attention of: Mr. Taxun Synn

20.2	Any notice so given shall be deemed to be received forty-eight (48) hours after dispatch in case of cable, telex or facsimile transmission, or in case of letter, (i) upon receipt or fourteen (14) days after posting, whichever is earlier, for airmail or air courier sent between Korea and the U.S.A. or any other country, or (ii) upon receipt, or seven (7) days after posting, whichever is earlier, for mail sent within Korea, the U.S.A. or any other country.

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20.3	To prove service of notice, it shall be sufficient to prove that a telex, cable, or facsimile transmission containing the notice was properly addressed and properly dispatched or to show that a letter was properly addressed and posted, provided, that a return receipt or registered mail receipt has been returned to the sender indicating delivery of said letter.

20.4	Any Party may change the address at any time by written notice to the other Parties pursuant to the terms of this Article 20.

ARTICLE 21
LANGUAGE

This Agreement is written in the English language and executed in five counterparts, each of which shall be deemed an original. The English language text of the Agreement shall prevail over any translation thereof.

ARTICLE 22
GOVERNMENT APPROVAL

22.1	Nexol shall use its best efforts to assist VaxGen in obtaining Government Approvals necessary for this Agreement. Nexol, however, shall have the JVC apprise VaxGen of any and all actions it plans to take with Korean governmental authorities well in advance of the proposed action, and shall take no action to which VaxGen objects. If such Government Approval is conditioned upon changes in the terms and conditions of this Agreement, such changes shall be effective only if accompanied by a formal amendment hereto executed by all the Parties. No provision of this Agreement shall be construed to require any Party to enter into any such amendment.

22.2	If, after the Effective Date of this Agreement, as provided in Article 11.1, further government review and approval of this Agreement or of any amendment thereto are required under the laws or regulations or other Legal Authority of the Republic of Korea, Nexol shall use its best efforts to assist VaxGen to obtain such approval. Nexol shall provide VaxGen with copies of all correspondences and documents transmitted to and received from the governmental authorities relating to such approval.

ARTICLE 23 ENTIRE AGREEMENT

23.1	This Agreement supersedes all previous representations, understandings, or agreements, oral or written, among the Parties with respect to the subject matter hereof, and the agreements and documents contemplated hereby contain the entire understanding of the Parties as to the terms and conditions of their relationship.

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23.2	Terms included herein may not be contradicted by evidence of any prior oral or written agreement or of a contemporaneous oral or written agreement.

23.3	No changes, alterations, or modifications hereto shall be effective unless they are in writing and are signed by authorized representatives of all Parties and, if required, until they have received any necessary Government Approvals.

23.4	Headings of Articles in this Agreement are for convenience purpose only and do not substantively affect the terms of this Agreement.

ARTICLE 24
NON-COMPETITION

During the term of this Agreement, no Party shall, without prior written consent from the other Parties, solicit, or permit any of its Affiliates to solicit, directly or indirectly, any employee of the JVC to become employed by or otherwise to perform any services for such Party or any third party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives thereunto duly authorized as of the date first hereinabove set forth.

VAXGEN, INC. By: —————————————— Name: Dr. Lance Gordon Title: Chief Executive Officer	KOREA TOBACCO & GINSENG CORPORATION By: —————————————— Name: Mr. Joo-Young Kwak Title: President & CEO

NEXOL CO., LTD. By: —————————————— Name: Mr. Jung-Jin Seo Title: Representative Director	NEXOL BIOTECH CO., LTD. By: —————————————— Name: Mr. Jung-Jin Seo Title: Representative Director

J. STEPHEN & COMPANY VENTURES LTD. By: —————————————— Name: Mr. Seung-Yong Yeum Title: Managing Director

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[Execution Copy]

JOINT VENTURE AGREEMENT

FEBRUARY 25, 2002

VAXGEN, INC.

KOREA TOBACCO & GINSENG CORPORATION

NEXOL CO., LTD.

NEXOL BIOTECH CO., LTD.

J. STEPHEN & COMPANY VENTURES LTD.